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THE BOARD OF TRUSTEES AND SHAREHOLDERS OF
OPPENHEIMER MULTI-STATE MUNICIPAL TRUST:


In planning and performing our audits of the financial statements of Oppenheimer Pennsylvania Municipal Fund (formerly Oppenheimer Pennsylvania Tax-Exempt Fund), Florida Municipal Fund (formerly Oppenheimer Florida Tax-Exempt Fund) and New Jersey Municipal Fund (formerly Oppenheimer New Jersey Tax-Exempt Fund) (separate series of Oppenheimer Multi-State Municipal Trust) (formerly Oppenheimer Multi-State Tax-Exempt Trust) for the year ended July 31, 1997, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Oppenheimer Pennsylvania Municipal Fund, Florida Municipal Fund and New Jersey Municipal Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we considered to be material weaknesses as defined above as of July 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission and should not be used for any other purpose.



                                                     KPMG PEAT MARWICK LLP


Denver, Colorado
August 21, 1997